                                        EXPANDED SCHEDULE RIDER


         THIS RIDER is made a part of and amends and supplements the Inventory Security Agreement dated July 1, 1992 (the "ISA") between Boat Tree, Inc. ("Dealer") and Transamerica Commercial Finance Corporation ("TCFC").

         Dealer and TCFC agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                           1.1 Terms used in this Rider which are defined in the ISA shall have the meanings assigned to them in the ISA.


         2. THE CREDIT. This Rider is to provide an additional working capital loan facility (the "Working Capital Facility") under the ISA in addition to Dealer's current $10,000,000 inventory loan facility.

                  2.1 Loan Limits. TCFC shall make working capital cash Advances ("Working Capital Advances") to Debtor under this Facility. Such Working Capital Advances shall be treated as Advances under the terms of the ISA except as provided herein. The aggregate principal balance of Working Capital Advances and Approvals under the Working Capital Facility shall not exceed the lesser of $2,000,000 (the "Credit Limit") or the Borrowing Base. If at any time the aggregate outstanding principal balance of Working Capital Advances and Approvals exceeds the lesser of the Credit Limit or the Borrowing Base, Dealer shall, unless TCFC otherwise consents, immediately and without notice or demand of any kind, make such payments to TCFC as shall be necessary to eliminate such excess.

                  2.2 (a) "Borrowing Base" means the sum of the following less such reserves as TCFC in its sole discretion elects up to the percentage or dollar amount, if less for each of the classes of Eligible Inventory (which shall be mutually exclusive) determined pursuant to Schedule 2.2(a), valued on the lower of cost (using first-in, first-out method of inventory accounting) or market.

            b) "Eligible Inventory" means any Inventory which TCFC deems to be eligible in its sole discretion. Without limiting the above, Inventory must: (i) be subject to a first perfected lien in favor of TCFC; (ii) not be obsolete, be in good condition and currently useable or saleable in the ordinary course of Dealer's business; (iii) be acceptable to TCFC with respect to age, type, category and quantity; (iv) be at a Permitted
Location. Dealer must have good title to and all licenses and rights required to sell such Inventory.

     2.3 Certificate of Accuracy. Dealer shall provide TCFC a certificate (the "Certificate of Accuracy") in form satisfactory to TCFC as to the accuracy of each report or schedule furnished by Dealer to TCFC pursuant to
Schedule 3.2 (i) when such reports or schedules are furnished to TCFC and (ii) at such other times as TCFC may request. TCFC shall perform a Borrowing Base calculation based upon the information provided by Dealer in the reports and schedules furnished by Dealer pursuant to Schedule 3.2 and Dealer agrees that such Borrowing Base calculation shall be controlling as to the determination of the Borrowing Base.

     2.3.1 Authorized Signers. Dealer shall provide TCFC with certified copies of resolutions of Dealer's Board of Directors and other documents requested by TCFC specifying the names of Persons authorized to sign Certificates of Accuracy, to make requests for Advances and to otherwise act for Dealer, and TCFC shall be entitled to rely upon such documentation until given notice in writing by Dealer of any change. TCFC shall be entitled to act on instructions of any Person identifying him or herself as such as authorized Person by telephone, and Dealer shall be bound thereby whether or not such Person is actually so authorized. Dealer shall indemnify TCFC against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys' fees) which may arise or be created by the acceptance of instructions for making or paying Advances by telephone.

     2.4 Disbursement of Advances. TCFC, in its sole discretion, may make Advances in excess of the Borrowing Base or the Credit Limit or issue further Approvals without waiving any right of TCFC to demand payments, refuse to make further Advances or issue Approvals.

     2.5 Loan Accounts. TCFC shall maintain loan accounts in its internal data control systems in which shall be recorded all Advances, payments, and other appropriate debits and credits, including, without limitation, all Charges and expenses ("Loan Accounts"). All entries in the Loan Accounts shall be made in accordance with TCFC's customary practices in effect from time to time. Dealer shall pay TCFC the amount reflected as owing by it under the Loan Accounts and all other Indebtedness as such amounts become due or are demanded pursuant to the terms of the Agreement.

     2.6 Statements. Until TCFC gives Dealer written statements of account as provided herein, the balances in the Loan Accounts set forth on TCFC's most recent printouts, shall be rebuttably presumptive evidence of the amounts due and owing TCFC by Dealer at the time of such printouts. From time to time, TCFC shall render to Dealer a statement or statements setting forth the balances of the Loan Accounts, including principal, Charges and expenses. Each such statement shall be subject to subsequent adjustment by TCFC but shall, absent manifest errors or omissions, be presumed correct; and, unless within 30 days after receipt Dealer shall deliver to TCFC written notice of the errors, if any, contained in such statement, such statement shall constitute an account stated.

     2.7 Principal repayment. All Advances shall be due and payable as stated on
Schedule 2.7, subject to other provisions of this Rider and ISA.

     2.8 Interest. The outstanding principal balance of Advances shall bear interest before maturity on the average daily outstanding balance thereof, at a per annum rate equal to the from time to time Prime Rate (the "Pre-Default Rate"). For the purpose of this Agreement the Prime Rate shall in no event be less than 7%. Overdue principal (i.e. any payments of principal not paid when required under the terms of this ISA) shall accrue interest at a rate equal to the lesser of Prime plus 2% or the highest rate allowed by applicable law. Interest will commence on the Start Date of each Advance hereunder. TCFC may provide for the payment of any unpaid accrued interest by charging the Loan Accounts.

     2.9 Other Charges. Dealer shall pay TCFC other fees and charges with respect to Advances in such amounts and as set forth on Schedule 2.9. TCFC may charge the Loan Accounts for any unpaid accrued interest or other Charges.


     2.10 Reaffirmation. Each request for an Advance made by Dealer and each schedule or report furnished by Dealer to TCFC shall constitute a representation and warranty by Dealer to TCFC that all of the representations and warranties of Dealer in the Agreement are true and correct on the date of such Advance, schedule or report to the same extent as if then made, unless Dealer has given TCFC written notice to the contrary prior thereto.


     2.11 Payments and Collections. All payments on Advances shall be made, without setoff or counterclaim, to TCFC prior to 12:00 Noon, Chicago time, on
the date due at its office in immediately  available funds at                 ,
or such other place as may be designated by TCFC to Dealer in writing or by electronic transmission. Notwithstanding anything to the contrary in the ISA, all items of payment on Advances for purposes of (i) determining the occurrence of a Default shall be deemed received upon actual receipt by TCFC unless subsequently dishonored for any reason; (ii) calculating the Borrowing Base shall be applied by TCFC against the principal of and/or interest on such Advances on the same Business Day of receipt by TCFC; and (iii) calculating interest shall be deemed to have been applied by TCFC against the principal of and/or interest on such Advances on the third Business Day after receipt by TCFC provided that payments received by TCFC after noon where payment is to be made shall be deemed received by TCFC on the next Business Day.

         3.       ACCOUNTS

     3.1 Returns. Dealer shall promptly notify TCFC of all material returns of inventory received by Dealer, in the reports to be provided to TCFC pursuant to the Section of this Rider entitled "Reports." After a Default has occurred, no material return of inventory shall be accepted, and no sale of returned inventory shall be made, by Dealer without TCFC's prior written consent. After a Default has occurred, TCFC shall have the right to accept the return of any inventory directly fro an account debtor, without notice to or consent by Dealer. Neither the delivery by Dealer of returned inventory to TCFC nor the acceptance by TCFC of returns directly from an account debtor, shall in any way affect Dealer's obligations to TCFC on account of Indebtedness.

     3.2 Reports. Dealer shall furnish TCFC the reports required by Schedule 3.2 and such other reports as TCFC from time to time may reasonably request regarding Dealer and the Collateral, all in form satisfactory to TCFC. Such reports shall be for such periods, at such times and with such frequency as TCFC may reasonably designate. Dealer shall immediately notify TCFC of previously reported Eligible Accounts which cease to be Eligible Accounts. All reports furnished TCFC shall be complete and accurate in all respects at the time furnished.

         4.       COVENANTS.
     4.1 Financial Covenants. Dealer shall comply with the financial covenants in Schedule 4.1 (if any).

     4.2 Corporate Structure. Dealer shall not (Except in connection with an initial public offering as planned by Dealer or the infusion of additional equity or Subordinated Debt (as defined in Schedule 4.1) into Dealer and only to the extent necessary to effectuate carrying out such initial public offering or infusion of equity): (i) recapitalize, dissolve or be party to any merger or consolidation or acquire all or substantially all of the assets of any other Person; (ii) amend its certificate or articles of incorporation or bylaws, except to effect a change in its corporate name after it has notified TCFC and provided TCFC with such financing statements as TCFC may request and an exact copy of the amendment; (iii) redeem, purchase or otherwise retire declare or pay any dividend, return capital to any of its shareholders or otherwise make any other distribution on or in respect of any shares of stock (or any other equity interest) of Dealer except that if Dealer is an S corporation, as such term is used in the Internal Revenue Code (the "IRC"), prior to a Default Dealer may distribute dividends to its shareholders in an amount equal to the federal and state income tax liability of such shareholders arising from their respective allocable shares of the earnings and profits of Dealer, with each shareholder's federal; and state income tax liability computed on the basis of the applicable tax rates under the IRC and relevant state law as such rates are reduced by deduction for state income taxes with respect to the IRC and for federal income taxes with respect to relevant state law; provided, however, that no such distribution shall be made if, after giving effect thereto, the aggregate amount sum distributed to shareholders in any period exceeds an amount equal to the amount of regular state and federal income taxes that would be assessed against Dealer for such period if Dealer were subject to the regular tax provisions applicable to a C corporation, as such term is used in the IRC but not including any penalty tax provisions such as provisions for accumulated earnings taxes or personal holding company taxes; or (iv) issue or distribute any stock or other securities for consideration.

     4.3 Other Covenants. Dealer shall not (i) without TCFC's prior written consent, accept any returns, or compromise, adjust, or grant any discount, credit, allowance, or extension of time for payment to any account debtor, except in good faith, in a commercially reasonable manner and in the ordinary course of business; (ii) incur or permit to exist (except with respect to a planned initial public offering by Dealer or an infusion of equity or Subordinated Debt) into Dealer) any liabilities except for Indebtedness to TCFC, deferred taxes, current accounts payable arising in the ordinary course of business and not overdue, and non-current accounts payable which Dealer is contesting in good faith by appropriate proceedings; or (iii) guarantee, endorse or become responsible for obligations of any other person or incur any contingent obligation other than endorsements of negotiable instruments for collection in the ordinary course of business; or (iv) create or permit to exist an affiliate who is not a natural person.

         5.       GENERAL.
     5.1 Custody and Preservation of Collateral. TCFC shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if it takes such action for that purpose as Dealer shall request in writing, but failure by TCFC to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by TCFC to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not requested by Dealer, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

     5.2 Revival. To the extent Dealer makes a payment to TCFC or TCFC enforces its security interest or exercises a right of setoff, and such payment or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other person under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or exercise had not occurred.

     5.3 Indemnification. To the fullest extent not prohibited by applicable Law, Dealer shall indemnify TCFC and each of its officers, directors, employees and agents ("Indemnitees") from and against any and all claims, losses, liabilities, costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), and expenses (including reasonable attorneys' fees) (irrespective of whether such Indemnitee is a party to the action for which indemnification is sought) (the "Indemnified Liabilities"), incurred by Indemnitees or any of them as a result or arising out of or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance or involving any Advance, or (ii) the execution, delivery, performance or enforcement of this Agreement or the Other Agreements, except for any Indemnified Liabilities finally determined by a court of competent jurisdiction to have arisen on account of the relevant Indemnitee's gross negligence or willful misconduct. Obligations provided for in this Section 5.3 and in Sections 2.3 and 2.3.1 shall survive termination of this Agreement and shall not be reduced or impaired by any investigation made by or on behalf of TCFC or any other Indemnitee.

     5.4 Term and Termination. Unless sooner terminated as provided in the Agreement or by at least 30 days prior written notice from either party to the other, the term of the Agreement shall be for two years after the date of this Rider and from year to year thereafter; provided, however, TCFC may terminate the Agreement immediately by notice to Dealer in whole or only with respect to certain product lines if Dealer shall lose or relinquish any right to sell or deal in any product lin of Prime Inventory. Upon termination of the Agreement, all Indebtedness (or, if the Agreement is terminated only with respect to certain product lines, the Indebtedness relative to such product lines) shall become immediately due and payable without notice or demand. Upon any termination, Dealer shall remain fully liable to TCFC for all Indebtedness, including without limitation Charges, arising prior to or after termination, and all TCFC's rights and remedies and its security interest shall continue until all Indebtedness is paid and all obligations of Dealer are performed in full. If TCFC makes Advances in reliance on a repurchase agreement from a Seller, it may cease making such Advances if it has any concern as to whether such repurchase agreement will cover future Advances or be performed by such Seller. No provision of the Agreement shall be construed to obligate TCFC to make any Advances.

     5.5 Limitation of Remedies and Damages. In the event there is any dispute under this Agreement, the aggrieved party's remedy in connection with any action arising under or in any way related to this Agreement shall be limited to a breach of contract action and any damages in connection therewith are limited to actual and direct damages, except that TCFC may seek equitable relief in connection with the enforcement of this Agreement.

     5.6 Inconsistent Provisions. Except as provided in the section entitled "Savings Provisions" in the ISA, in the event of an inconsistency between this Rider and any other portion of the Agreement which does not expressly state it is amending this Rider, this Rider shall control.

     5.7 Other Terms and Provision. Except as modified herein all other terms and provisions of the Agreement shall remain in full force and effect.

     5.8 Effectiveness. The Agreement shall not become an agreement between the parties until accepted by TCFC in Illinois. Dealer waives notice of such acceptance.

Attest (or witness):
                  DEALER

                  By:
(Seal)
                  Date:
Accepted in Illinois:
TRANSAMERICA COMMERCIAL FINANCE CORPORATION

By:
Title:

                                             SCHEDULE 2.2(a)

                                     Borrowing Base Percentages Menu

For purposes of calculating the Borrowing Base with respect to the following classes of Eligible Inventory pursuant to Section 2.2(a), the following percentages shall apply:

     Class U. Used Inventory Not In Factory Sealed Boxes. Used boat inventory which, at the time of determination of the Borrowing Base, is Eligible and located on Dealer's premises: Up to 92% of the value of such Class of Inventory but not to exceed 75% of the lowest N.A.D.A. value for each such unit of used boat inventory.

     Class PA. Parts and Accessories. Parts and Accessories, which at the time of determination of the Borrowing Base, are new and unused and located on Dealer's premises: Up to 35% of the value of such Class of Inventory.

                                               SCHEDULE 2.7

                                           PRINCIPAL REPAYMENT

Principal Repayment: Working Capital Advances shall be due and payable as follows, subject to other provisions of the ISA:

                  No principal payments shall be due as long as Dealer is in compliance with the terms of the ISA, until the ISA is terminated at which time all Working Capital Advances shall be due in full.

                                          SCHEDULE 3. 2 REPORTS

                                               Reports Menu


In addition to the reports required by the underlying ISA, Dealer shall provide TCFC with the following reports, in form and substance satisfactory to TCFC, and such other reports as TCFC may request from time to time:

         Monthly Borrowing Base Certificate within 10 days after month end.

                  Monthly Inventory reports within 10 days after month end. Such reports shall contain a schedule of Inventory by value, cost, type, availability, brand, model and location, and a schedule of changes in Inventory, including sales or other dispositions, returns, additions and credits issued.

                  Monthly  financial   statements   (balance  sheet  and  income
         statement) as of the last day of each month due no later than 45 days after the end of the month to which they pertain.

                  Annual FYE financial statements within 90 days after the fiscal year end to which they pertain.

                  Annual Tax Returns within 30 days after the applicable filing due date.

                  Business Plan for each fiscal year, submitted no later than forty-five (45) days prior to the end of the prior fiscal year. "Business Plan" shall mean the projected balance sheet, profit and loss statement, and cash flow statement of Dealer, together with appropriate supporting details and a statement of underlying assumptions, all prepared by Dealer's chief financial officer. Dealer warrants each Business Plan is and will be the best available good faith estimate of Dealer's management regarding the course of Dealer's business for the period covered thereby. Dealer also warrants each Business Plan, and the assumptions on which such Business Plan is based, shall be reasonable and realistic based on then current economic conditions.

                                               SCHEDULE 4.1

                                           FINANCIAL COVENANTS


     1. Definitions. As used in the ISA the following terms shall have the following meanings:

                  "Tangible Net Worth" as of any date shall mean the sum of Dealer's (a) net worth as reflected on its last twelve-month fiscal financial statements, (b) net earnings since the end of such fiscal year, both after provision for taxes and with inventory determined on a first in, first out basis and (c) Subordinated Debt, less the sum of Dealer's (i) intangible assets, including, without limitation, unamortized leasehold improvements, goodwill, franchises, licenses, patents, tradenames, copyrights, service marks, brand names, and covenants not to compete; (ii) prepaid expenses; (iii) franchise fees;
         (iv) losses since the end of such fiscal year; and (v) interest in the cash surrender value of officer's or shareholder's life insurance policies.

                  "Debt"  shall  mean  (i) debt  for  borrowed  money or for the deferred purchase price of property or services in respect of which Dealer is liable as obligor or otherwise or assures a creditor against loss, (ii) obligations under any leases which have been or in accordance with GAAP should be recorded as capitalized leases ("Capitalized Leases") upon which obligations Dealer or any Affiliate is liable, and (iii) unfunded obligations of Dealer or any Affiliate under a "multiemployer plan" as such term is defined under the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), required to be accrued by GAAP.

                  "Subordinated   Debt"   shall  mean  Debt  of  Dealer  to  any
Guarantor, Affiliate, or employee of Dealer which is fully subordinated to all Indebtedness to TCFC in a manner satisfactory to TCFC.

         2. Financial Covenants. So long as any Indebtedness to TCFC shall remain outstanding and (even if no Indebtedness to TCFC is outstanding) so long as this ISA remains in effect, Dealer shall comply with the following financial covenants (The parties may agree to renegotiate such covenants in the event that Dealer successfully completes an initial public offering or capital infusion so as to reflect realistic covenants in light of the changes in Dealer's financial condition such events would cause-however unless the parties both agree to such modifications these covenants shall remain in place):

     Debt to Tangible Net Worth: Dealer shall maintain a ratio of Debt to Tangible Net Worth not to exceed 9.75 to 1.0 at time of the execution of this Rider; and not to exceed a ratio of 6.0 to 1.0 by March 31 1999. Such covenant shall be measured monthly.

     Minimum Cash Balance: Dealer shall at all times maintain a minimum cash balance of $250,000 through February 27, 1999, increasing to $1,000,000 by February 28, 1999. If Dealer cannot maintain this covenant, in addition to all other remedies, TCFC may require Debtor to pay down the Revolving Loan Facility balance to $1,000,000 within 120 days of TCFC's notice to such effect, which may require 4 equal monthly payments of1/4of such excess over $1,000,000 assuming TCFC does not enforce any other remedies under the ISA in which case those remedies may, at TCFC's sole discretion, take priority over the remedy set forth herein.